As filed with the Securities and Exchange Commission on June 24, 2015

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENER8 MARITIME, INC.

(Exact name of Registrant as Specified in Charter)

Republic of the Marshall Islands	66-0716485
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

GENER8 MARITIME, INC. 2012 EQUITY INCENTIVE PLAN

(as amended and restated, effective June 22, 2015)
(Full title of the plan)

299 Park Avenue

New York, New York 10171

(212) 763-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter C. Georgiopoulos

Chairman and Chief Executive Officer

299 Park Avenue, Second Floor

New York, New York 10171

(212) 763-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas E. Molner, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

(212) 715-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock (par value $.01 per share)	3,899,420	$19.00	$74,088,980	$8,609.14

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)          Estimated, in accordance with 17 CFR 230.457(h), solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based on an estimated maximum initial public offering price of $19.00 per share as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-204402) declared effective on June 24, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to the participants in the Plan listed on the cover page of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(a)         The Registrant’s prospectus contained in the Registration Statement on Form S-1/A (Registration No. 333-204402), filed on June 15, 2015, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)         The Registrant’s prospectus to be filed with the Commission on or about June 25, 2015 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (Registration No. 333-204402); and

(c)          The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34228) filed on June 19, 2015 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Business Corporations Act of the Republic of the Marshall Islands (the “BCA”), for actions not by or in the right of a Marshall Islands corporation, a corporation may indemnify any person who was or is a party to any threatened or pending action or proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

In addition, under the BCA, in actions brought by or in right of a Marshall Islands corporation, any person who is or is threatened to be made party to any threatened or pending action or proceeding by reason of the fact that such person is or was a director or officer of the corporation can be indemnified for expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of the action if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that indemnification is not permitted with respect to any claims in which such person has been found liable for negligence or misconduct with respect to the corporation unless the appropriate court determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity.

We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that such person is or was a director or officer of ours, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful.

We will also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of us to procure judgment in our favor by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of (or in a similar capacity in respect of) another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and except that no indemnification will be made in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Limitations on Personal Liability

Under Marshall Islands law, directors and officers shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions. In discharging their duties, directors and officers may rely upon financial statements of the corporation represented to them to be correct by the president or the officer having charge of its books or accounts or by independent accountants.

The Business Corporations Act of the Republic of the Marshall Islands, or the “BCA,” provides that the articles of incorporation of a Marshall Islands company may include a provision for the elimination or limitation of liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•                  for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•                  for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or

•                  for any transaction from which the director derived an improper personal benefit.

•                  Our directors will not be personally liable to us or our shareholders for monetary damages for any breach of duty in such capacity, except that the liability of a director will not be eliminated or limited:

•                  for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•                  for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or

•                  for any transaction from which the director derived an improper personal benefit.

The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Our amended and restated articles of incorporation provide that if the BCA is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Company, in addition to the limitation on personal liability provided for in our amended and restated articles of incorporation, shall be limited to the fullest extent permitted by the amended BCA in respect of actions or omissions to act which occur during any period to which the amended BCA’s amended provisions pertain

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
3.1

Amended and Restated Articles of Incorporation of Gener8 Maritime, Inc. (incorporated by reference to Exhibit 3.1 to Gener8 Maritime, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 22, 2015).

3.2

By-laws of Gener8 Maritime, Inc. (incorporated by reference to Exhibit 3.2 to Gener8 Maritime, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 22, 2015).

4.1

General Maritime Corporation 2012 Stock Incentive Plan, as amended and restated effective June 22, 2015 (incorporated by reference to Exhibit 10.1 to Amendment No. 3 to Gener8 Maritime, Inc.’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 22, 2015).

4.2

Form of Specimen Stock Certificate of Gener8 Maritime, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Gener8 Maritime, Inc.’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 15, 2015).

5.1	Opinion of Reeder & Simpson P.C.*
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for the Registrant.*
23.2	Consent of Reeder & Simpson P.C. (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

*  Filed herewith.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and,

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 24, 2015.

GENER8 MARITIME, INC.

By:	/s/ Leonard J. Vrondissis
Leonard J. Vrondissis, Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, jointly and severally, Peter C. Georgiopoulos and Leonard J. Vrondissis his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter C. Georgiopoulos	Chairman , Chief Executive Officer and Director	June 24, 2015
Peter C. Georgiopoulos	(Principal Executive Officer)

/s/ Leonard J. Vrondissis	Chief Financial Officer and Executive Vice President	June 24, 2015
Leonard J. Vrondissis	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ethan Auerbach	Director	June 24, 2015
Ethan Auerbach

/s/ Nicolas Busch	Director	June 24, 2015
Nicolas Busch

/s/ Dan Ilany	Director	June 24, 2015
Dan Ilany

/s/ Adam Pierce	Director	June 24, 2015
Adam Pierce

/s/ Roger Schmitz	Director	June 24, 2015
Roger Schmitz

/s/ Steven D. Smith	Director	June 24, 2015
Steven D. Smith

EXHIBIT INDEX

Exhibit Number	Description
3.1

Amended and Restated Articles of Incorporation of Gener8 Maritime, Inc. (incorporated by reference to Exhibit 3.1 to Gener8 Maritime, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 22, 2015).

3.2

By-laws of Gener8 Maritime, Inc. (incorporated by reference to Exhibit 3.2 to Gener8 Maritime, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 22, 2015).

4.1

General Maritime Corporation 2012 Stock Incentive Plan, as amended and restated effective June 22, 2015 (incorporated by reference to Exhibit 10.1 to Amendment No. 3 to Gener8 Maritime, Inc.’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 22, 2015).

4.2

Form of Specimen Stock Certificate of Gener8 Maritime, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Gener8 Maritime, Inc.’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 15, 2015).

5.1	Opinion of Reeder & Simpson P.C.*
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for the Registrant.*
23.2	Consent of Reeder & Simpson P.C. (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

*  Filed herewith.